Exhibit 4.1

[***] = CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED AND/OR IS THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

INDUSTRIAL LEASE

LANDLORD:	MPW PROPERTIES PARTNERSHIP

TENANT:	THE VERY GOOD FOOD COMPANY INC.

INDEMNIFIER:	N/A

PREMISES:	2748 Rupert Street, Vancouver 2758
Rupert Street, Vancouver 2762 Rupert
Street, Vancouver 2768 Rupert Street,
Vancouver Collectively referred to as a
portion of Rupert I

2774 Rupert Street, Vancouver
2788 Rupert Street, Vancouver
Collectively referred to as Rupert II

DATE:	(to be inserted prior to execution)

TABLE OF CONTENTS

ARTICLE 1 BASIC TERMS, DEFINITIONS AND INTERPRETATION		4
1.1	Basic Terms	4
1.2	Definitions	6
1.3	Schedules	6

ARTICLE 2 DEMISE AND TERM		6
2.1	Demise	6

ARTICLE 3 RENT AND OTHER PAYMENTS		6
3.1	Annual Basic Rent and Additional Rent	6
3.2	Operating Costs and Taxes	6
3.3	Tenant’s Taxes	7
3.4	Utilities	7
3.5	Post-Dated Cheques or Pre-Authorized Withdrawal	7
3.6	Irregular Periods	7
3.7	Deposit	7
3.8	Net Lease	7
3.9	Management Fee	7

ARTICLE 4 TENANT’S OPERATING COVENANTS		7
4.1	Use of Premises	7
4.2	Signs	8
4.3	Parking and Obstruction of Roads	8
4.4	Rubbish	8
4.5	Compliance with Laws	8
4.6	Rules and Regulations	8
4.7	Vacate on Termination	8

ARTICLE 5 HAZARDOUS SUBSTANCES		9
5.1	Hazardous Substances	9
5.2	Hazardous Substances Property of Tenant	9
5.3	Removal of Hazardous Substances	9
5.4	Notice of Hazardous Substances	9
5.5	Restoration After Contamination	9
5.6	Records	9
5.7	Cleanup Plans	9
5.8	Indemnity to Landlord	10

ARTICLE 6 TENANT’S REPAIRS AND ALTERATIONS		10
6.1	Repair	10
6.2	Repair on Notice	11
6.3	Business and Trade Fixtures	11
6.4	Alterations and Additions	11
6.5	Liens	12
ARTICLE 7 INSURANCE/INDEMNIFICATION		12
7.1	Tenant’s Insurance	12
7.2	Landlord’s Insurance	13
7.3	Indemnify Landlord	13
7.4	Damage or Injury	13
7.5	Tenant Responsible for Damages	14

ARTICLE 8 DISPOSITIONS		14
8.1	Assignment and Subletting	14
8.2	Tenant’s Charges	15
8.3	Subordination	15
8.4	Attornment	15
8.5	Estoppel Certificate	15
8.6	Exhibit Premises	15

ARTICLE 9 LANDLORD’S COVENANTS		15
9.1	Quiet Enjoyment	15
9.2	Common Areas	15
9.3	Repair	16
9.4	Maintenance of Common Areas	16
9.5	Payment of Taxes	16
9.6	Parking	16

ARTICLE 10 DEFAULT		16
10.1	Re-entry on Default	16
10.2	Waiver with Respect to Re-entry	17
10.3	Sale and Reletting	17
10.4	Termination	17
10.5	Distress	17
10.6	Payments by Landlord Regarded as Rent	17
10.7	Landlord’s Expenses Enforcing Lease	17
10.8	Remedies Cumulative	18
10.9	No Waiver	18
10.10	Interest	18

ARTICLE 11 DAMAGE AND DESTRUCTION/EXPROPRIATION		18
11.1	Damage and Destruction	18
11.2	Expropriation	19

ARTICLE 12 MISCELLANEOUS		19
12.1	No Warranties	19
12.2	Notices	19
12.3	Overholding	19
12.4	Inability to Perform	20
12.5	Joint and Several Liability	20
12.6	Continuation of Obligations	20
12.7	Assignment by Landlord	20
12.8	Registration of Lease	20

ARTICLE 13 INTERPRETATION		20
13.1	Interpretation	20

SCHEDULE A PLAN OF PREMISES		A-1

SCHEDULE B DEFINITIONS		B-1

SCHEDULE C SPECIAL PROVISIONS		C-1

SCHEDULE D RULES AND REGULATIONS		D-1

INDUSTRIAL LEASE

THIS LEASE dated for reference November 10, 2020 is made and entered into by the Landlord and the Tenant named herein who, in consideration of the rents and covenants herein contained, agree as follows:

ARTICLE 1

BASIC TERMS, DEFINITIONS AND INTERPRETATION

1.1 Basic Terms.

The basic terms of this Lease are as follows:

(a)	(i)	Landlord:	MPW Properties Partnership

	(ii)	Address of Landlord:	[***Redacted – Personally Identifying Information***]

	(iii)	Fax:	[***Redacted – Personally Identifying Information***]

	(iv)	Email:	[***Redacted – Personally Identifying Information***]

(b)	(i)	Tenant:	The Very Good Food Company Inc.

	(ii)	Address of Tenant:	[***Redacted – Personally Identifying Information***]

	(iii)	Fax:	[***Redacted – Personally Identifying Information***]

	(iv)	Email:	[***Redacted – Personally Identifying Information***]

(c)	Floor Area of Premises:		Rupert I - Approximately 33,907 square feet
in total as described in Schedule A and subject
to a re-measurement within one (1) year of the
Commencement Date. Proportionate Share
and Rent subject to adjustment in the event of
a change of area as a result of the
remeasurement.

Rupert II - Approximately 11,964 square feet
in total as described in Schedule A and subject
to a re-measurement within one (1) year of the
Commencement Date. Proportionate Share
and Rent subject to adjustment in the event of
a change of area as a result of the
remeasurement.

(d)	Term:		Ten (10) Years

(e)	Commencement Date:		June 1st, 2021

(f)	Annual Basic Rent:		As follows:

Rupert I:

Rental Period (Year)	Per Square Foot	Annual Basic Rent	Monthly Instalments
Year 1 - 2	$20.00	$678,140.00	$56,511.67
Year 3 - 4	$22.00	$745,954.00	$62,162.83
Year 5 - 7	$23.00	$779,861.00	$64,988.42
Year 8 - 9	$24.00	$813,768.00	$67,814.00
Year 10	$25.00	$847,675.00	$70,639.58

Rupert II:		Annual Basic	Monthly
Rental Period (Year)	Per Square Foot	Rent	Instalments
Year 1 - 2	$17.00	$203,388.00	$16,949.00
Year 3 - 4	$18.00	$215,352.00	$17,946.00
Year 5 - 7	$19.00	$227,316.00	$18,943.00

Year 8 - 9	$ 20.00	$ 239,280.00	$19,940.00
Year 10	$21.00	$251,244.00	$20,937.00

(g)	Security Deposit:	$222,248.73, inclusive of GST

(h)	Proportionate Share:	73.57% of Rupert I
100% of Rupert II

(i)	Management Fee:	5% of Annual Basic Rent per annum

(j)	Permitted Use:	The Leased Premises shall be used only for the
purpose of a Food Production Facility and any
ancillary uses permitted under the CD-1 (249)
zoning as prescribed by the City of Vancouver.

(k)	Option to Extend:	Two (2) Five (5) Year Terms

(l)	Fixturing Period:	As defined in Schedule C

(m)	(i) Indemnifier:	N/A

	(ii) Address of Indemnifier:	N/A

	(iii) Fax:	N/A

The foregoing Basic Terms are agreed to by the parties and each reference in this Lease to any of the Basic Terms will be construed to include the foregoing provisions and all of the additional applicable sections of this Lease where such Basic Terms are more fully set forth.

1.2 Definitions.

The Landlord and the Tenant agree that, in this Lease, the words or phrases set out in Schedule B will, unless there is something in the context inconsistent therewith, have the meanings set out in Schedule B.

1.3 Schedules.

The schedules attached to this Lease are incorporated into and form an integral part of this Lease and are as follows:

Schedule A - Plan of Premises

Schedule B - Definitions

Schedule C - Special Provisions

Schedule D - Rules and Regulations

ARTICLE 2

DEMISE AND TERM

2.1 Demise.

The Landlord hereby leases the Premises to the Tenant and the Tenant leases the Premises from the Landlord, subject to the terms and conditions set out in this Lease, for the Term. The Tenant acknowledges that it is leasing the Premises from the Landlord on an “as is” basis, and that the Landlord will not be required to perform any work or provide any materials or services in respect of the Premises whatsoever except as expressly provided herein. The Landlord represents and warrants to the Tenant that it is the Beneficial Owner of the Land on behalf of the bare trustee who holds legal title to the Land. The bare trustee has full knowledge of the terms of this Lease and has directed the Landlord to enter into this Lease. The Lease Premises area will be subject to re-measurement by the Landlord’s surveyor to the BOMA Industrial standard within one (1) year of the Commencement Date. The Leasable area and Tenant’s Proportionate Share will be adjusted based on this re-measurement retroactively back to the Commencement Date. Notwithstanding the foregoing in no event shall the Tenant be responsible for any increases to the Rentable Areas in excess of five (5%) percent of the 33,907 sq. ft. for Rupert I and 11,964 sq. ft. for Rupert II.

ARTICLE 3

RENT AND OTHER PAYMENTS

3.1 Annual Basic Rent and Additional Rent.

Commencing on the Commencement Date, the Tenant will pay to the Landlord or as the Landlord may in writing direct, in lawful money of Canada without any abatement, set-off, compensation or deduction whatsoever, the aggregate of:

(a)	Annual Basic Rent for each Lease Year, payable in advance in equal consecutive monthly instalments on the first day of each month in each year of the Term;

(b)	the Tenant’s Proportionate Share of Operating Costs and Taxes, payable in accordance with Section 3.2;

(c)	the cost of all utilities consumed on the Premises, in accordance with Section 3.4.

Rent will be payable at the Landlord’s address specified in Section 1.1(a)(ii) or at such other place as the Landlord may from time to time direct in writing. The Landlord may, at its option, apply all sums received from or due to the Tenant against any amounts due and payable under this Lease in such manner as the Landlord sees fit.

3.2 Operating Costs and Taxes.

Additional Rent (including, without limitation, Operating Costs and Taxes) payable by the Tenant will be estimated by the Landlord for such period as is designated by the Landlord from time to time. Subject to Section 9.5, the Tenant will pay the Landlord the estimated amount in monthly instalments in advance on the first day of each calendar month during the designated period. Within a reasonable period of time following the designated period the Landlord will furnish to the Tenant a statement setting out the Operating Costs and Taxes for such period and the Tenant’s Proportionate Share thereof. If the amount payable by the Tenant as shown on any such statement is greater or less than the aggregate of amounts paid by the Tenant under this Section 3.2, the proper adjusting credit or payment will be made between the parties within 14 days after delivery of the statement. Any credit made by the Landlord or payment made by the Tenant and accepted by the Landlord in respect of any adjustment made hereunder, will be without prejudice to the Landlord’s or Tenant’s right to claim a readjustment provided such claim is made within 12 months from the date of delivery of the statement referred to in this Section 3.2. Notwithstanding the foregoing, whenever in the Landlord’s reasonable opinion, any item of Operating Costs or Taxes properly applies to a particular tenant within the Complex, the Landlord may allocate such item of Operating Costs or Taxes to such tenant. The Tenant will pay any amount so allocated by the Landlord to the Tenant upon demand.

3.3 Tenant’s Taxes.

The Tenant will promptly pay the Tenant’s Taxes as they become due. The Tenant will provide to the Landlord, upon request, the official receipt for each payment made by the Tenant in respect of the Tenant’s Taxes.

3.4 Utilities.

The Tenant will pay promptly for all electricity, gas, other fuel, water, telephone and other utilities consumed on the Premises as separately billed by the supplying utility to the Tenant. All utilities will be separately metered wherever possible.

3.5 Post-Dated Cheques or Pre-Authorized Withdrawal.

The Tenant will provide the Landlord with a series of 12 post-dated cheques for monthly Annual Basic Rent and Additional Rent on the Commencement Date and on each yearly anniversary thereafter during the Term and any extension or renewal thereof. If requested by the Landlord, the Tenant will instead supply the Landlord with an automatic debiting authorization by which payments in respect of the monthly instalments due under this Lease are automatically deducted from the Tenant’s bank account and credited to the Landlord’s bank account.

3.6 Irregular Periods.

If, for any reason, it becomes necessary to calculate Annual Basic Rent or Additional Rent for irregular periods, an appropriate pro rata adjustment will be made on a daily basis in order to compute such rent for such irregular periods, unless otherwise expressly set out in this Lease.

3.7 Deposit.

The Landlord acknowledges receipt from the Tenant of a deposit of the amount set out in Section 1.1(g), which a portion is to be applied to the 1st month’s basic and additional rent due and the balance is to be held as security for the due and proper performance by the Tenant of all of the terms, covenants and conditions of this Lease, including the payment of all Rent due hereunder. At the expiration of the Term, any portion of the Deposit that remains outstanding and unapplied by the Landlord shall be repaid by the Landlord to the Tenant within 60 days of the expiration of the Term. Notwithstanding the foregoing, if the Tenant fails to execute and deliver this Lease within 10 days of receipt from the Landlord or fails to take possession of the Premises by the Commencement Date, the Landlord may, at its sole option, terminate this Lease, whereupon the Deposit shall be retained by the Landlord as liquidated damages on account of the Tenant’s default and not as a penalty.

3.8 Net Lease.

This Lease will be absolutely net to the Landlord such that, without limitation, except as specifically set out in this Lease, all costs, expenses and obligations of every kind and nature whatsoever relating to the Premises, whether or not referred to in this Lease and whether or not of a kind now existing or within the contemplation of the parties hereto, will be paid by the Tenant.

3.9 Management Fee.

The Tenant will pay to the Landlord as Additional Rent monthly in advance on each day fixed for payment of monthly Annual Basic Rent a sum which is equal to five percent (5%) of the monthly Annual Basic Rent as a management fee for the management services of the Landlord.

ARTICLE 4

TENANT’S OPERATING COVENANTS

4.1 Use of Premises.

The Tenant will not:

(a)

use the Premises nor allow the Premises to be used for any purpose other than that specified in Section 1.1 (j) without the prior written consent of the Landlord, such consent not to be unreasonably withheld;

(b)	commit or suffer to be committed any waste upon the Premises;

(c)

use, exercise, or carry on, or permit or suffer to be used, exercised or carried on, in, upon or about the Premises, or any part thereof, any noxious, illegal, noisome or offensive act, trade, business, occupation or calling, nor do or permit to be done on the Premises anything which damages the Complex or injures the business of the Tenant or other tenants of the Complex, nor keep, sell, use handle or dispose of any merchandise, goods or things which are objectionable, or by which the Premises or any part thereof may be damaged;

(d)

do or permit to be done any act, matter or thing whatsoever in or upon the Premises, or any part thereof, which may result in nuisance, grievance, damage or disturbance to any other tenants in the Complex or to any occupiers or owners of any other lands or premises or to the holders of any registered easement, right of way or other encumbrance charging the whole or part of the Complex; or

(e)

permit any sale by auction or any fire sale, bankruptcy sale, moving sale, going-out-of business sale or bulk sale to be held upon the Premises or any part thereof, other than annual warehouse sales in the ordinary course of business.

In any of the foregoing events, the Tenant will forthwith remedy the same and if not so remedied, the Landlord may, after 15 days’ notice to the Tenant of such event, correct such situation at the Tenant’s expense, without prejudice to any other remedy available to the Landlord.

4.2 Signs.

The Tenant will not, at any time, affix or exhibit or permit to be affixed or exhibited upon any part of the Premises any sign, except a sign or signs that have been approved in writing by the Landlord (such approval not to be unreasonably withheld) and which comply at all times with the requirements of any lawful authority having jurisdiction over signs, provided that if any such sign no longer complies with the terms of the approval given by the Landlord or the requirements of any lawful authority having jurisdiction over signs then the Landlord, after giving the Tenant 30 days’ notice, may remove any such sign at the Tenant’s expense and the costs of such removal will be paid by the Tenant to the Landlord forthwith.

4.3 Parking and Obstruction of Roads.

The Tenant will not permit any vehicles owned by or under the control of the Tenant to park in any area designated by the Landlord for the use of any other person or cause an obstruction on any roadways in or about the Complex and will obey all reasonable rules and regulations made with respect to parking and operation of vehicles on the Complex. The Tenant will use its commercially reasonable efforts to ensure that all persons doing business with the Tenant do not, and do not permit any vehicles to, park in such areas or cause such obstructions and that they comply with all such rules and regulations. The Tenant acknowledges that the Landlord may remove any motor vehicle of the Tenant, its employees, agents, customers or invitees parked in areas reserved for the use of any other person or obstructing any roadway and the Tenant will pay the cost of any such removal to the Landlord on demand.

4.4 Rubbish.

The Tenant will keep the Premises and any loading areas used by the Tenant clean and tidy and in good order and will not permit waste or garbage to be placed or accumulate outside of the Premises. The Tenant will dispose of waste or garbage in the manner designated by the Landlord from time to time. The Tenant will not leave or permit to be left or stack or permit to be stacked any material on the Complex, other than in the Premises.

4.5 Compliance with Laws.

The Tenant will do, observe and perform all of its obligations and all matters and things necessary or expedient to be done, observed or performed by the Tenant by virtue of any law, statute, by-law, ordinance, regulation or lawful requirements of any governmental authority or any public utility lawfully acting under statutory authority. The Tenant will immediately advise the Landlord of the presence of and will do all things reasonably necessary to remove any dangerous condition from time to time existing on the Premises.

4.6 Rules and Regulations.

The Tenant will observe and perform, and will cause its employees, agents, invitees and others over whom the Tenant can reasonably be expected to exercise control to observe and perform, the Rules and Regulations attached hereto as Schedule D and such other reasonable rules and regulations or amendments as may be made from time to time by the Landlord. In the event of any conflict between a provision of this Lease and any of the Rules and Regulations, the provision of this Lease will govern.

4.7 Vacate on Termination.

At the termination of this Lease, whether by the passage of time or otherwise, the Tenant will vacate and deliver up possession of the Premises in the condition required by this Lease and will inform the Landlord of all combinations of locks, safes and vaults, if any, in the Premises.

ARTICLE 5

HAZARDOUS SUBSTANCES

5.1 Hazardous Substances.

The Tenant will not bring or permit to be brought into the Premises, and will not use in any way, or permit the use of the Premises or any part thereof to either directly or indirectly prepare, produce, use, generate, manufacture, refine, treat, transport, store, maintain, handle, dispose of, transfer, process, release or permit any other dealing with, any Hazardous Substances unless it has received the prior written consent of the Landlord, which may be arbitrarily withheld. Any substance which the Landlord permits the Tenant to treat, store, transfer or dispose of will be dealt with in strict compliance with all applicable laws and environmental permits. The Tenant will not release nor permit the release of any Hazardous Substances into any soil, water courses, culverts, drains or sewers except in accordance with all applicable laws and environmental permits. At its own cost, risk and expense, the Tenant will comply with all applicable laws and environmental permits from time to time in force regulating any dealing with Hazardous Substances by the Tenant to which the Landlord has consented.

5.2 Hazardous Substances Property of Tenant.

If any Hazardous Substance is brought onto the Premises or created upon the Premises during the Term or any extension or renewal thereof, such Hazardous Substance will be the sole and exclusive property of the Tenant and not of the Landlord, notwithstanding the degree of affixation of the Hazardous Substances or the goods containing the Hazardous Substances to the Premises and notwithstanding the expiry or sooner termination of this Lease.

5.3 Removal of Hazardous Substances.

On or before the expiry or sooner termination of this Lease, the Tenant will remove all Hazardous Substances which have been brought onto or created upon the Premises during the Term or any extension or renewal thereof, whether by the Tenant or any other person, other than the Landlord, including without limitation any Hazardous Substances which may have been released or deposited into the soil.

5.4 Notice of Hazardous Substances.

The Tenant will advise the Landlord forthwith after becoming aware of any release of any Hazardous Substances on the Premises or any other part of the Complex or any adjacent property and will provide the Landlord with all information, notices, reports and other documents it has regarding such release and the remediation steps being undertaken by the Tenant with respect to the release or as may reasonably be required by the Landlord of the Tenant.

5.5 Restoration After Contamination.

If the presence of any Hazardous Substance or any other substance brought onto the Premises by the Tenant results in any contamination of the Premises or the Complex, the Tenant will promptly take all actions at its sole risk and expense as are necessary to return the Premises and the Complex to the condition existing prior to the introduction of any such Hazardous Substance or other substance on the Premises or the Complex.

5.6 Records.

The Landlord may at any time and from time to time, on five days’ prior written notice to the Tenant, have the Premises, any records reasonably considered to be relevant for the purpose of identifying the existence, nature and extent of any Hazardous Substance on the Premises and the Tenant’s use, storage and disposal of such Hazardous Substance, inspected by a duly qualified independent environmental auditor, and the Tenant agrees to cooperate with the auditor in its performance of each such inspection. In exercising such right of inspection, neither the Landlord nor its auditor will unreasonably interfere with the Tenant’s use and occupation of the Premises. If the auditor, acting reasonably, determines following any such inspection that further testing or investigation is required in order to monitor the Tenant’s compliance with all applicable law relating to the use, storage and disposal of any Hazardous Substance, the Landlord may at its option require the Tenant, at the Tenant’s expense, to arrange for such testing or investigation or may make such arrangements itself, in which case the Landlord’s reasonable costs of any such testing or investigation will be paid by the Tenant to the Landlord within 30 days after receipt of any invoice on account thereof.

5.7 Cleanup Plans.

If any government authority requires the clean up of any Hazardous Substance held, released, spilled, abandoned or placed upon the Premises or the Complex or any other lands or released, spilled, leaked, pumped, poured, emitted, emptied, discharged, injected, escaped, leached, disposed or dumped into the environment by the Tenant in the course of the Tenant’s business or as a result of the Tenant’s use or occupancy of the Premises, the Tenant will, at its own risk and expense:

(a)	prepare all necessary studies, plans and proposals and submit them for approval;

(b)	provide all bonds and other security required by any governmental authority;

(c)	carry out the work required and keep the Landlord fully informed; and

(d)	provide to the Landlord full information with respect to proposed plans and comply with the Landlord’s reasonable requirements with respect to such plans.

The Tenant further agrees that if the Landlord determines, acting reasonably, that the Complex, the Landlord or the Landlord’s reputation is placed in any jeopardy by the requirements for any such work, the Landlord may itself undertake such work or any part thereof at the reasonable cost and expense of the Tenant which cost will be paid by the Tenant within 30 days after receipt of an invoice on account thereof.

5.8 Indemnity to Landlord.

The Tenant will indemnify and save harmless the Landlord

and its shareholders, directors, officers, employees, agents, successors, and assigns from any and all liabilities, actions, damages, claims, remediation cost recovery claims, losses (including, without limitation, diminution in value), costs, orders, fines, penalties, and expenses whatsoever (including any and all environmental or statutory liability for remediation, all legal and consultants’ fees and expenses and the cost of remediation of the Premises and any adjacent property) arising from or in connection with (i) any breach of or non-compliance with the provisions of this Article 5 by the Tenant; or (ii) any release or alleged release of any Hazardous Substances at or from the Premises related to or as a result of the use and occupation of the Premises or any act or omission of the Tenant or any person for whom it is in law responsible. The indemnification obligation of the Tenant pursuant to this Section 5.8 will survive the expiry or earlier termination of this Lease.

5.9 Indemnity to Tenant.

The Landlord will indemnify and save harmless the Tenant and its shareholders, directors, officers, employees, agents, subtenants, successors, and permitted assigns from any and all liabilities, actions, damages, claims, remediation cost recovery claims, losses (including, without limitation, lost profits and any other losses arising directly or indirectly from any interruption to or disruption of the Tenant’s use and occupation of the Premises or the Tenant’s business conducted on the Premises), costs, orders, fines, penalties, and expenses whatsoever (including any and all environmental or statutory liability for remediation, all legal and consultants’ fees and expenses and the cost of remediation of the Premises and any adjacent property) arising from or in connection with presence of any Hazardous Substances in, on, at, or under the Premises or any release or alleged release of any Hazardous Substances at or from the Premises prior to or after the commencement of the Term, but excluding any Hazardous Substances brought onto or released at or from the Premises by the Tenant or any person for whom the Tenant is at law responsible. The indemnification obligation of the Landlord pursuant to this Section 5.9 will survive the expiry or earlier termination of this Lease

5.10 Conditions Prior to Possession by Tenant

The Landlord and Tenant hereby agree that the Tenant will not be responsible for any environmental liability that existed in the Leased Premises prior to the Possession Date. The Landlord will complete an environmental assessment report to ascertain the condition of the Lease Premises as of the Possession Date. The Tenant will be responsible for any environmental liability or condition caused by, related to or arising out of the use or occupation of the Leased Premises by the Tenant and its contractors, invitees, licensees, employees, assignees and subtenants and other any person for whom the Tenant is responsible in law after the Possession Date.

ARTICLE 6

TENANT’S REPAIRS AND ALTERATIONS

6.1 Repair.

The Tenant will examine the Premises before taking possession of them and such taking of possession will be conclusive evidence as against the Tenant that at the Commencement Date the Premises were in good order and repair, except for any material defects of a structural nature in the Roof, foundations, exterior walls or floor of the Building existing as at the Commencement Date and in respect of which the Tenant gives written notice to the Landlord not later than 30 days after the Commencement Date. Excepting only the repair of such defects, reasonable wear and tear and repairs for which the Landlord is responsible under this Lease, the Tenant will, at its own expense, repair and maintain the Premises and all equipment, fixtures and improvements (including all electrical, plumbing and sprinkler equipment and all heating, ventilating and air-conditioning equipment exclusively serving the Premises) in a first class condition. At the end or sooner termination of the Term or any extension or renewal thereof the Tenant will deliver to the Landlord the Premises repaired and maintained in the condition required by this Section 6.1, and this obligation will survive the expiration or earlier termination of the Term or any extension thereof.

6.2 Repair on Notice.

Upon 24 hours’ prior written notice (except in any emergency when no notice is required), the Landlord and its duly authorized agents or nominees may, with or without workers and others, enter upon the Premises for the purpose of examining the state of repair, condition and use thereof, and in every case the Tenant will cooperate with and assist the Landlord in such entry and examination and upon notice in writing of any defect or want of repair being given by the Landlord the Tenant will cause the same to be repaired, as required by Section 6.1, within 30 days from the date of the giving of such notice by the Landlord. In exercising the foregoing rights the Landlord will make reasonable efforts to minimize any disruption of the Tenant’s business. If the Tenant, at any time, defaults in the performance or observance of any of the covenants in this Lease for or relating to the repair or maintenance of the Premises or any part thereof and such default continues for 15 days after notice in writing from the Landlord of default in respect of repair or maintenance of the Premises, then the Tenant will permit the landlord and its duly authorized agents and nominees, with or without workers and others, and without prejudice to the Landlord’s right of re-entry, to enter into and upon the Premises and repair and maintain the same at the expense of the Tenant and the Tenant will afford the Landlord all aid and facilities in doing or causing the same to be done, and will repay to the Landlord on demand all costs and expenses in respect of such repairs and maintenance as aforesaid.

6.3 Business and Trade Fixtures.

The Tenant may install its usual business and trade fixtures, provided that:

(a)	the installation does not damage the Premises; and

(b)

the Tenant has, if requested by the Landlord, submitted plans and specifications for such business and trade fixtures to the Landlord and obtained its prior written consent thereto, which consent will not be unreasonably withheld.

All business and trade fixtures owned or installed by the Tenant in or on the Premises will remain the property of the Tenant and will be removed by the Tenant at the expiration of the Term or any renewal thereof or at the sooner termination thereof, provided that:

(c)	the Tenant at its expense will repair any damage to the Premises caused by such removal; and

(d)	the Tenant is not in default under any covenant or agreement contained in this Lease at the time of such removal.

If the Tenant is in default as contemplated in Section 6.3(d) above, the Landlord may elect to require the Tenant to remove all or any part of the business and trade fixtures owned or installed by or on behalf of the Tenant at the expiration or termination of the Term or any renewal thereof, in which event such removal will be done at the Tenant’s expense and the Tenant will at its expense, repair any damage to the Premises caused by the removal. If the Tenant does not remove its business and trade fixtures forthwith after written demand by the Landlord or if the Landlord makes no such demand, such property will, if the Landlord elects, be deemed to become the Landlord’s property without compensation to the Tenant or the Landlord may remove the same and the cost of such removal will be paid by the Tenant forthwith to the Landlord on written demand, provided that the Landlord will not be responsible for any loss or damage to such property as a result of the removal.

6.4 Alterations and Additions.

The Tenant will not make any change to the Premises where the costs of such alterations are greater than $20,000.00 or such alterations are subject to a building permit or similar application without having first submitted plans and specifications of the proposed change to the Landlord and having obtained the prior written consent of the Landlord to the proposed change, such consent not to be unreasonably withheld. All work will be done in a good and workmanlike manner, at such times, in such manner and by contractors or workers as the Landlord, acting reasonably, may approve in writing. The Tenant will reimburse the Landlord on demand for all reasonable costs and expenses incurred by the Landlord in the review and approval of any plans and specifications by the Landlord’s architects and engineers. The Tenant will obtain and pay for all required building and occupancy permits in respect of its work. The Tenant will, at its own cost and expense, take out any additional insurance coverage reasonably required by the Landlord to protect the respective interests of the Landlord and the Tenant during all periods when any such work is being performed. Any and all installations, alterations, additions, partitions, improvements or fixtures other than the Tenant’s business and trade fixtures in or upon the Premises, whether placed there by the Tenant or the Landlord will, immediately upon such placement, become and remain the property of the Landlord without compensation to the Tenant. Notwithstanding anything contained in this Lease, the Landlord will not be obligated to repair, maintain, replace or insure such installations, alterations, additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed by or on behalf of the Tenant and the Landlord may require the Tenant, at the Tenant’s cost, to remove any or all installations, alterations, additions, partitions, improvements or fixtures made or installed by or on behalf of the Tenant hereunder or under the provisions of any previous lease of the Premises to the Tenant at the expiry or earlier termination of the Term or any extension or renewal thereof and the Tenant will, at its sole expense, restore the Premises to the condition in which they were prior to such alterations, installations, additions, improvements, partitioning and fixturing.

6.5 Liens.

If any claim of lien is filed against the Complex by any person claiming against the Tenant, the Tenant will take all necessary steps to have the claim of lien cancelled and discharged from title to the Complex within 30 days of the date the Tenant has knowledge of such filing and the Tenant will indemnify and save the Landlord harmless from any and all loss, cost, expense, damage and liability relating to such claim of lien. The Landlord, in addition to any other right or remedy, will have the right, but will not be obligated, to discharge any claim of lien filed against the Complex by paying the amount claimed to be due or by procuring a discharge of such lien by posting security in the appropriate court and in any such event the Landlord may, if it so elects, expedite the prosecution of any action for the enforcement of such claim of lien by the lien claimant and pay the amount of the judgement, if any, in favour of the lien claimant with interest and costs. In any such event, the Tenant will forthwith pay to and reimburse the Landlord for all money expended by the Landlord and all costs and expenses incurred by the Landlord.

ARTICLE 7

INSURANCE/INDEMNIFICATION

7.1 Tenant’s Insurance.

(a)	The Tenant will, at its sole cost, during any period that the Tenant occupies the Premises, take out and maintain in full force and effect, the following:

(i)

“all risks” insurance (or its equivalent), including earthquake, flood and sewer backup perils, upon all merchandise, stock-in-trade, furniture, fixtures, equipment, leasehold improvements and other property of every kind and description located at the Complex, owned by the Tenant or for which the Tenant is responsible or legally liable, in an amount at least equal to the full insurable value thereof, calculated on a full replacement cost basis;

(ii)

“comprehensive form” boiler and machinery insurance (or its equivalent) upon any boilers, pressure vessels or mechanical equipment located at the Premises in such amount as the Landlord may reasonably require from time to time;

(iii)

automobile liability insurance to a limit of liability of not less than $2,000,000.00 in any one accident, covering all licensed motor vehicles owned by the Tenant and used in connection with its business carried on, in and from the Premises;

(iv)

commercial bodily injury and property damage liability insurance (or its equivalent) applying to the operations of the Tenant carried on, in and from the Premises and which will include, without limitation, personal injury liability, product liability, contractual liability, non-owned automobile liability, protective liability and Tenant’s legal liability with respect to the occupancy by the Tenant of the Premises; and such insurance will be written for an amount of not less than $5,000,000.00;

(v)

business interruption insurance (or its equivalent) for a minimum period of 12 months in the amount which will reimburse the Tenant for direct or indirect loss of earnings and extra expenses attributable to all perils insured against under Section 7.1(a)(i) or attributable to prevention of access to the Premises or Building due to any such perils; and

(vi)

any other form or forms of insurance as the Landlord or the Landlord’s Mortgagees may reasonably require from time to time in amounts and for perils against which a prudent tenant would protect itself in similar circumstances.

(b)	All policies of insurance referred to in this Section 7.1 will include the following provisions:

(i)

all property damage policies will contain a waiver of any subrogation rights which the Tenant’s insurer(s) may have against the Landlord and against those for whom the Landlord is, in law, responsible, whether any insured loss or damage is caused by the act, omission or negligence of the Landlord or by those for whose acts the Landlord is, in law, responsible or otherwise;

(ii)

all policies of liability insurance will name the Landlord and any persons or corporations designated by the Landlord and having an interest in the Complex as additional insureds and provide that each person, firm or corporation insured under such policies will be insured in the same manner and to the same extent as if separate policies had been issued to each; and

(iii)

all policies will contain an undertaking by the insurers to notify the Landlord and the Landlord’s Mortgagees, in writing, not less than 30 days prior to any cancellation or other termination of any policy.

(c)

All policies of insurance referred to in this Section 7.1 will be underwritten by insurers acceptable to the Landlord and on policy forms satisfactory to the Landlord. The Tenant will deliver to the Landlord certificates of insurance as soon as possible after the placing of each policy and thereafter upon request. Whenever required by the Landlord, the Tenant will provide the Landlord with evidence that all premiums for all insurance policies have been paid.

(d)

The Tenant will not do or permit anything to be done upon the Premises which might cause any policy of insurance against loss or damage to the Premises or against legal liability for damage to persons or property caused by the ownership, maintenance, use or occupancy of the Premises, or by reason of the conduct of any business carried on thereon, to be invalidated, and, for such purpose, upon receipt of notice in writing from any insurer of the Premises requiring the execution of works or a discontinuance of any operations in order to correct such situation, the Tenant will immediately comply with the notice.

(e)

The Tenant will not do or permit anything to be done or exist upon the Premises that would cause an increase in the cost of the Landlord’s insurance or subject any such insurance to cancellation. The Tenant will pay to the Landlord, on demand, the amount of any such increase of cost due to the Tenant’s breach of this Section 7.1(e).

(f)

If the Tenant fails to take out or keep in force any insurance coverage referred to in this Section 7.1, or if any such insurance is not approved by the Landlord and the Landlord’s Mortgagees, and the Tenant does not correct the situation within 72 hours after written notice by the Landlord setting forth the Landlord’s objections, the Landlord, without assuming any obligation in connection therewith, may effect such insurance coverage and recover all costs and premiums incurred in effecting such insurance coverage from the Tenant.

7.2 Landlord’s Insurance.

Except as may be otherwise provided in this Lease and to the extent that such insurance coverage is available at a reasonable cost acceptable to the Landlord, the Landlord will take out and maintain in force insurance as the Landlord as a prudent owner deems appropriate including, without limitation, fire insurance with extended coverage on the Building (other than the machinery, equipment, furniture, trade fixtures and property of tenants therein) to the full insurable value thereof, liability insurance and, at the Landlord’s option, insurance against loss of rental income and earthquake insurance in respect of the Building. Notwithstanding any contribution by the Tenant to any insurance costs as provided for herein, no insurable interest will be conferred upon the Tenant under policies carried by the Landlord.

7.3 Indemnify Landlord.

The Tenant will indemnify and save the Landlord harmless from and against any actions or causes of action, damages, costs, loss or expenses of whatever kind which the Landlord may sustain, incur or be put to by reason of or arising out of this Lease, or any act or omission of the Tenant or any persons for whom the Tenant is, at law, responsible, or from the use or occupation of the Premises in whole or in part and without limiting the generality of the foregoing, from the non-observance or non-performance by the Tenant, or any persons for whom the Tenant is, at law, responsible, of any of the obligations imposed under the provisions of any laws, ordinances, regulations or requirements of any federal, provincial, municipal or other authorities, or any of the covenants and agreements contained in this Lease and such liability to indemnify and save harmless will survive any termination of this Lease, and the expiry of the Term or any extension or renewal thereof, notwithstanding anything in this Lease to the contrary.

7.4 Damage or Injury.

Except to the extent attributable to the gross negligence or wilful misconduct of the Landlord or those for whom it is responsible in law, the Landlord will not be liable for any personal injury, death or property loss or damage sustained by the Tenant, or its employees, agents, assignees, subtenants, licensees or those doing business with it in the Premises or anywhere in the Complex, and the Tenant hereby releases the Landlord and its directors, officers, shareholders, agents and employees from all claims for damages or other expenses arising out of such personal injury, death or property loss or damage and will indemnify the Landlord and its directors, officers, shareholders, agents and employees against all actions or liabilities arising out of such personal injury, death or property damage or loss. Notwithstanding the foregoing, in no event will the Landlord be liable for any personal injury, death or property loss or damage sustained by the Tenant or its employees, agents, assignees, subtenants, licensees or invitees in the Premises or anywhere in the Complex caused by theft or breakage or by steam, water, rain, snow, Hazardous Substances or any other materials or substances which may leak into, issue or flow from any part of the Complex or any adjacent or neighbouring lands and premises or from the water, steam or drainage pipes or plumbing works of the same or from any place, or any loss or damage caused by or attributable to the condition or arrangements of any electric or other wiring or any damage caused by anything done or omitted to be done by any other tenant or occupant of the Complex, and the Tenant will indemnify the Landlord against all actions or liabilities arising out of such personal injury, death or property damage or loss.

7.5 Tenant Responsible for Damages.

Without limiting any other provision of this Lease, the Tenant acknowledges and agrees that it will be solely responsible, at its own cost, for repairing any and all damage, including without limitation replacement of broken windows, caused to the Complex by the Tenant, its employees, agents, contractors, customers, invitees or other persons for whom the Tenant is responsible at law. The Landlord, at its sole option, may elect to repair any such damage which occurs and will be entitled to recover all costs incurred in completing such repairs from the Tenant. The Tenant will pay to the Landlord the cost of such repairs forthwith upon demand by the Landlord and the Landlord will have the same remedies available to it if the Tenant fails to pay such amounts as it has for rent in arrears.

ARTICLE 8

DISPOSITIONS

8.1 Assignment and Subletting.

(a)

The Tenant will not assign this Lease, nor sublet the Premises or any part thereof, nor part with or share possession of all or any part of the Premises, without the prior written consent of the Landlord, such consent not to be unreasonably withheld.

(b)

If the Tenant wishes to assign, sublet or part with or share possession of all or any part of the Premises, or to transfer this Lease in any other manner, in whole or in part, or to transfer any estate or interest in this Lease or the Premises, then the Tenant will give prior written notice to the Landlord, specifying the proposed assignee, transferee, subtenant or occupier and provide to the Landlord such information on the nature of the business of the proposed assignee, transferee, subtenant or occupier and its financial responsibility and standing as the Landlord may reasonably require and the terms and conditions of the proposed assignment, transfer, sublease or change in possession and will deliver to the Landlord a copy of the assignment, transfer or sublease intended to be executed by the Tenant and the assignee, transferee or subtenant. Within 30 days after receipt of such notice, the Landlord will notify the Tenant in writing whether it consents or does not consent to the assignment, transfer, subletting or parting with or sharing possession as the case may be.

(c)	No assignment, transfer, subletting or parting with or sharing possession will:

(i)	in any manner release the Tenant from its obligations for the payment of the Rent and the observance and performance of the covenants, terms and conditions of this Lease; or

(ii)

be made to any person, firm, partnership or corporation carrying on any business which the Landlord is obliged to restrict by reason of any other lease or contract relating to any other premises in the Complex.

(d)

The Tenant will, at the request of the Landlord, require any assignee of the interest of the Tenant under this Lease or any subtenant of the Tenant, at the time of such assignment, to enter into a written agreement with the Landlord in which the assignee or subtenant covenants and agrees with the Landlord to observe and perform all of the covenants, agreements, provisos, terms and conditions of this Lease (as they pertain to the portion of the Premises in question), provided that if the Tenant fails to require the assignee or subtenant to enter into such a written agreement the Landlord may refuse to grant its consent to the assignment or sublet. Without in any way restricting the generality of the Landlord’s right to refuse to consent to an assignment or subletting, the Landlord may refuse to grant its consent to an assignment or subletting if this Lease is not in good standing.

(e)

The Tenant will pay or reimburse to the Landlord upon demand all reasonable solicitors’ fees and all other costs, charges, and expenses reasonably incurred by the Landlord in connection with the Tenant’s request for consent to any assignment, subletting or parting with or sharing of possession.

(f)

The Tenant shall provide Notice to the Landlord but not be required to seek or obtain the Landlord’s prior consent for any assignment or subletting to any other entity under it’s common control; an affiliate (as defined in the BC Business Corporations Act); a partnership of which the Tenant is a partner; a bona fide purchaser of all or substantially of all the Tenant’s assets, business or undertaking (whether such sale takes place via a share sale or asset sale); or a company formed as a result of a corporate reorganization. All other assignments or subleases shall require the Landlord’s prior written consent, not to be unreasonably withheld, delayed or conditioned. In all cases, no assignment or subletting shall in any manner release the Tenant from its obligations under the Lease.

8.2 Tenant’s Charges.

The Tenant will:

(a)	not mortgage or charge its leasehold interest in the Premises or its fixtures, chattels, furniture or equipment, without the Landlord’s consent; and

(b)

pay all money owed by it under any security agreement or other charge registered or filed against the Complex, and immediately upon making all of the payments thereunder, obtain a memorandum of satisfaction or other appropriate document of discharge and register the same at its own expense in the proper land title office or other appropriate office of public record as the Landlord may require to discharge the same from the title to the Complex.

8.3 Subordination.

This Lease is and will be subject, subordinate and postponed to all mortgages, including any debentures and any deeds of trust and mortgages securing bonds and all indentures supplemental thereto (collectively called the “Mortgages”) which may now or hereafter charge the Complex or any part thereof and to all renewals, modifications, consolidations, replacements and extensions of the Mortgages, without execution of any document other than this Lease. Without limiting the generality of the foregoing, the Tenant agrees to execute promptly any document in confirmation of such subordination, postponement and priority which the Landlord may request, provided that, upon request by the Tenant, the Landlord will arrange for the holder of the applicable Mortgage to execute a non-disturbance agreement in favour of the Tenant.

8.4 Attornment.

Whenever required by any of the Landlord’s Mortgagees under any of the Mortgages the Tenant will attorn to and become a tenant or licensee of such Landlord’s Mortgagee or a tenant of any purchaser from such Landlord’s Mortgagee in the event of an exercise by such Landlord’s Mortgagees of the power of sale in any of the Mortgages set out, for the then unexpired residue of the Term on all of the terms and conditions of this Lease.

8.5 Estoppel Certificate.

Each party will, at any time and from time to time, upon ten days’ prior written notice from the other party, execute and deliver to the requesting party (or if requested by the Landlord, to the Landlord’s Mortgagees or a prospective purchaser of all or part of the Complex, a statement in writing as to the then status of this Lease, including as to whether it is in full force and effect, is modified or unmodified, confirming the Rent payable hereunder and the state of accounts between the Landlord and the Tenant, the existence or non-existence of defaults, and any other matters pertaining to this Lease as reasonably required by the requesting party.

8.6 Exhibit Premises.

The Landlord may, on reasonable notice to the Tenant, enter and exhibit the Premises to prospective tenants or subtenants during the six month period prior to the expiry of the Term or any extension thereof, and to the Landlord’s Mortgagees or prospective mortgagees or purchasers at any time during the Term or any extension thereof. The Landlord will make reasonable efforts to minimize any disruption of the Tenant’s business caused thereby.

ARTICLE 9

LANDLORD’S COVENANTS

9.1 Quiet Enjoyment.

If the Tenant pays the Rent and performs the covenants contained in this Lease, the Tenant will be entitled to quiet enjoyment of the Premises, subject to the rights of owners or occupiers of the easements and rights-of-way, if any, now or hereafter registered against title to the Complex.

9.2 Common Areas.

The Landlord will permit the Tenant and its employees and invitees to have the use in common with all others entitled thereto of the common loading areas and facilities, roadways and garbage areas of the Complex and all other common areas and common facilities that are a part of the Complex, subject to any parking restrictions set out in this Lease.

9.3 Repair.

Subject to Section 11.1, the Landlord will repair, reasonable wear and tear excepted, the Roof, foundations, sub -floors and outer walls of the Building and the mechanical and electrical works included within the Complex for use in common by the tenants of the Complex, and the cost thereof (except for costs associated with mechanical and electrical works and the roof membrane) will not form a part of Operating Costs.

9.4 Maintenance of Common Areas.

The Landlord will maintain all common areas within the Complex, and the cost of all such maintenance will form a part of Operating Costs.

9.5 Payment of Taxes.

Subject to the Tenant’s obligation to pay its Proportionate Share of Taxes, the Landlord will pay the Taxes in respect of the Complex. If the Landlord is obligated to pay Taxes in advance for or during the year or other period in which the Taxes are or are to become due, the Landlord may establish a reserve from which to pay the Taxes when due, and if it does so, the Tenant will, notwithstanding Section 3.2, pay its Proportionate Share of Taxes in equal monthly instalments in advance on the first day of each month, in amounts sufficient to fund such reserve so as to enable the Landlord to pay the Tenant’s Proportionate Share of Taxes in advance, when due.

9.6 Parking.

Subject to Section 4.3, the Tenant, its customers and others having legitimate business with the Tenant may, without charge, use the parking areas of the Property shown on Schedule A attached hereto and no other parking areas, for the purpose only of parking not more than 60 motor vehicles and the Tenant acknowledges that such parking areas will be used at the sole risk of the Tenant. The Landlord reserves the right to designate other parking areas for the exclusive use of visitors to and particular tenants of the Complex.

9.7 Compliance with Laws.

The Landlord will do, observe, and perform all of its obligations and all matters and things necessary or expedient to be done, observed, or performed by the Landlord by virtue of any law, statute, bylaw, ordinance, regulation, or lawful requirements of any government authority or any public utility lawfully acting under statutory authority, and all demands and notices in pursuance of them and in any manner or degree affecting the exercise or fulfilment of any right or obligation arising under or as a result of this Lease and affecting the Premises and the use of them by the Tenant.

ARTICLE 10

DEFAULT

10.1 Re-entry on Default.

If at any time during the Term or any extension or renewal thereof:

(a)	any payments of the Rent or any part thereof, are not paid within five days after written notice from the Landlord that they are overdue;

(b)

the Tenant breaches or fails to observe or perform any covenant, agreement, stipulation, proviso, condition, rule or regulation contained in this Lease and the breach, non-observance or non-performance continues for 30 days after written notice thereof to the Tenant (or such longer period as may be reasonably necessary in the circumstances in order to rectify such breach or failure);

(c)	the Premises are abandoned;

(d)	the Term or any extension thereof or any of the goods and chattels of the Tenant is seized or taken in attachment by any creditor of the Tenant;

(e)	the Tenant becomes bankrupt or insolvent or takes the benefit of any statute at the time in force for bankrupt or insolvent debtors; or

(f)	the Tenant assigns, sublets or parts with possession of all or any part of the Premises without the Landlord’s consent as herein required,

then:

(i)

the Landlord, in addition to any other remedy available to it, may re-enter and take possession immediately of the Premises or any part thereof in the name of the whole by force if necessary, without any previous notice of intention to re-enter and may remove all persons and property from the Premises and may use such force and assistance in removing such persons and property as the Landlord may deem advisable to recover at once full and exclusive possession of the Premises and such re-entry will not operate as a waiver or satisfaction in whole or in part of any right, claim or demand arising out of or connected with any breach, non-observance or non-performance of any covenant or agreement by the Tenant; and

(ii)

in the event of a default under Section 10.1(e), the next three months’ Annual Basic Rent and Additional Rent (to be determined at rates estimated by the Landlord acting reasonably) and any additional amounts owing under the Lease will immediately become due and payable and will be recoverable by the Landlord as if it were Rent in arrears, but the Tenant will remain liable under this Lease;

10.2 Waiver with Respect to Re-entry

The Tenant hereby waives any present or future requirement that notice of the Landlord’s intention to re-enter be served or that the Landlord commence legal proceedings in order to re-enter.

10.3 Sale and Reletting.

Upon the Landlord becoming entitled to re-enter the Premises under any of the provisions of this Lease, the Landlord, in addition to all other rights and remedies, may enter the Premises as the agent of the Tenant either by force or otherwise, without being liable for any prosecution therefor and relet the Premises as the agent of the Tenant, and receive all rent therefor. The Landlord may also, as agent of the Tenant, take possession of any business and trade fixtures of the Tenant and any goods and property whatsoever on the Premises, sell them at public or private sale without notice and apply the proceeds of such sale and any rent derived from reletting the Premises, after deducting its costs of conducting such sale and its costs of reletting, in payment of the Rent due under this Lease, and the Tenant will be liable to the Landlord for any deficiency.

10.4 Termination.

Upon the Landlord becoming entitled to re-enter upon the Premises under any of the provisions of this Lease, the Landlord, in addition to all other rights and remedies, may immediately terminate this Lease by giving notice in writing addressed to the Tenant of its intention so to do. Upon such termination Rent will be computed, apportioned and paid in full to the date of such termination, the Tenant will pay any other amounts for which it is liable pursuant to Section 10.7, the Tenant will forthwith deliver up possession of the Premises to the Landlord and the Landlord may re-enter and take possession of the Premises.

10.5 Distress.

Whensoever the Landlord is entitled to levy distress against the goods and chattels of the Tenant it may use such force as it deems necessary for that purpose and for gaining admission to the Premises without being liable for any action in respect thereof or for any loss or damage occasioned thereby and the Tenant hereby expressly releases the Landlord from all actions, proceedings, claims or demands whatsoever for or on account of or in respect of any such forcible entry or any loss or damage sustained by the Tenant in connection therewith.

10.6 Payments by Landlord Regarded as Rent.

If the Tenant fails to observe or perform any of the covenants or obligations of the Tenant under or in respect of this Lease, the Landlord may at its discretion perform any of such covenants or obligations or any part thereof and for such purpose may do such things as may be necessary and may enter upon the Premises to do such things and all costs and expenses incurred and expenditures made by or on behalf of the Landlord will be paid by the Tenant to the Landlord on demand. If the Tenant fails to pay, the Landlord may add such charges to the Rent and recover the same by all remedies available to the Landlord for the recovery of Rent in arrears, provided that if the Landlord commences or completes the performance of any of such covenants or obligations or any part thereof, the Landlord will not be obliged to complete such performance or causing to be performed or be later obligated to do so again. If the Landlord suffers or incurs any damage, loss, cost or expense whatsoever for which the Tenant is in any way liable hereunder, by reason of any failure of the Tenant to observe or comply with any of the covenants or agreements of the Tenant contained in this Lease, then in every such case the amount of any such damage, loss, cost or expense will be due and payable by the Tenant to the Landlord on demand and the Landlord may at its option add the cost or amount of any such damage, loss, cost or expense to the Rent hereby reserved and any such amount will immediately be due and payable as Rent and recoverable by the Landlord by all remedies available to the Landlord for the recovery of Rent in arrears.

10.7 Landlord’s Expenses Enforcing Lease.

If it is necessary for the Landlord to retain the services of any person for the purpose of assisting the Landlord in enforcing any of its rights under this Lease or otherwise available at law, the Landlord may collect from the Tenant the cost of all such services including, but not limited to, all legal fees and disbursements in connection with all necessary court proceedings at trial or on appeal on a solicitor and own client basis, as if the same were Rent in arrears.

10.8 Remedies Cumulative.

No remedy conferred upon or reserved to the Landlord under this Lease, by statute or otherwise, will be considered exclusive of any other remedy, but the same will be cumulative and in addition to every other remedy available to the Landlord and all such remedies and powers of the Landlord may be exercised concurrently and from time to time and as often as the Landlord deems expedient.

10.9 No Waiver.

(a)

The failure of the Landlord to exercise any right or option in connection with any breach or violation of any term, covenant or condition herein contained will not be deemed to be a waiver or relinquishment of such term, covenant, or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of the Rent or any portion hereunder by the Landlord will not be deemed to be a waiver of a preceding breach by the Tenant of any term, covenant or condition of this Lease other than the failure of the Tenant to pay the particular amount of the Rent so accepted, regardless of the Landlord’s knowledge of such preceding breach at the time of acceptance of such amount of the Rent.

(b)

The acceptance of any of the Rent from, or the performance of any obligation under this Lease by, a person other than the Tenant will not be construed as an admission by the Landlord of any right, title or interest of such person as a subtenant, assignee, transferee or otherwise in the place of the Tenant.

(c)	The acceptance by the Landlord of a part payment of any money required to be paid under this Lease will not constitute waiver or release of the right of the Landlord to payment in full of such money.

10.10 Interest.

Interest on any money due to the Landlord under this Lease will be paid by the Tenant and will accrue at the rate of 1% per month, such rate of interest to be calculated and compounded monthly, not in advance, from the respective date upon which any such money becomes due to the Landlord.

ARTICLE 11

DAMAGE AND DESTRUCTION/EXPROPRIATION

11.1 Damage and Destruction.

(a)

If all or any part of the Premises is damaged by fire or other casualty and all or a portion of the Premises is rendered unusable by the Tenant, then Rent will abate, in the proportion that that part of the Premises which is rendered unusable bears to the whole of the Premises from and after the date of the damage and such abatement will continue until the Landlord has completed its repairs under Section 11.1(b) or until this Lease terminates, whichever occurs first .

(b)

Except as provided in Section 11.1(c) hereof, if the Premises are damaged by fire or other casualty insured against by the Landlord, the damage to the Premises will be repaired by the Landlord at its expense except that repairs to installations, alterations, additions, partitions, improvements and fixtures made by or on behalf of the Tenant or any previous tenant or occupant of the Premises or any part thereof will be performed by the Tenant or, at the option of the Landlord, will be performed by the Landlord at the expense of the Tenant. All repairs which the Landlord is required to make under this Section 11.1(b) will be made with due diligence, provided that the Landlord will not be liable to the Tenant for any loss or damage suffered by the Tenant as a result of any delay which may arise by reason of adjustment of insurance on the part of the Landlord or on account of labour troubles or any other cause beyond the Landlord’s control.

(c)	Notwithstanding the foregoing, the Landlord will have no obligation to repair, reconstruct or restore the Premises or the Building if any of the following occurs:

(i)	the Building is damaged by fire or other casualty to the extent that it cannot reasonably be repaired or rebuilt within 180 days after the occurrence of such damage;

(ii)

the holder of any mortgage or security agreement encumbering the Complex elects not to permit the insurance proceeds payable upon damage to or destruction of the Building or Premises to be used for such repair, reconstruction or restoration;

(iii)	the damage or destruction is not fully covered by insurance maintained by the Landlord or for the Landlord’s benefit;

(iv)	the damage or destruction occurs during the last 24 months of the initial Term or any extension or renewal thereof; or

(v)	the Tenant has abandoned the Premises.

If the Landlord decides not to restore the Building, the Landlord will, within 90 days after the happening of such fire or other casualty, give to the Tenant a notice in writing of such decision and the Term and any extension thereof will expire forthwith and the Tenant will vacate the Premises and surrender them to the Landlord. If the Building is damaged to the extent set out above and the Landlord does not give notice of a decision not to restore, the Landlord will diligently proceed to repair the Building to the extent set out in Section 11.1(b). Upon the termination of this Lease by the Landlord as provided in this Section 11.1(c), the Tenant’s liability for the Rent will cease as of the day following the fire or casualty.

11.2 Expropriation.

If the whole or any portion of the Complex containing the Premises will be acquired or condemned by an authority having the power for such acquisition or condemnation then the Term and any extension thereof will cease from the date of entry by such authority. Nothing in this Lease will prevent the Landlord or the Tenant or both from recovering damages from such authority for the value of their respective interests or for such other damages and expenses allowed by law.

ARTICLE 12

MISCELLANEOUS

It is hereby agreed by the Landlord and the Tenant as follows:

12.1 No Warranties.

No representations, warranties, agreements or conditions have been made to or for the Tenant other than those expressed herein, and no agreement collateral to this Lease will be binding upon the Landlord unless it is made in writing and duly executed on behalf of the Landlord.

12.2 Notices.

Any notice, request, demand, direction, or statement required or permitted under this Lease to the Tenant or the Landlord will be sufficiently given if delivered, sent by electronic transmission or mailed in British Columbia by double registered mail postage prepaid, to the addresses as set out below. Any notice will be deemed to have been given on the date delivered or if mailed as aforesaid, on the sixth day after it was mailed or if by electronic transmission, on the date the recipient acknowledges receipt in writing to the sender. The Landlord or the Tenant may at any time give written notice to the other of a change of address for notices, after which the altered address will be the address of such party for notices. During any interruption of postal service, notice shall be delivered or sent electronically. Notices are to be sent as follows:

To the Landlord:

Attention: President and CEO

[***Redacted – Personally Identifying Information***]

Fax: [***Redacted – Personally Identifying Information***]

Email: [***Redacted – Personally Identifying Information***]

To the Tenant:

To be provided

12.3 Overholding.

If the Tenant holds over after the expiration of the Term or any extension thereof and the Landlord accepts Rent or any portion thereof, the new tenancy thereby created will be deemed a monthly tenancy and not a yearly tenancy and will be subject to the covenants and conditions contained in this Lease insofar as they are applicable to a monthly tenancy, except that the monthly instalments of Annual Basic Rent will be 150% of the monthly instalments of Annual Basic Rent payable for the last month of the Term or any extension thereof and, in addition, the Tenant will be liable for all costs, expenses, losses and damages resulting or arising from the failure of the Tenant to deliver up possession of the Premises to the Landlord.

12.4 Inability to Perform.

Whenever and to the extent that Landlord is unable to fulfil, or is delayed or restricted in the fulfilment of any obligation under this Lease by reason of being unable to obtain the material, goods, equipment, service, utility or labour required to enable it to fulfil any such obligation or by reason of any statute, law or order-in -council or any regulation or order passed or made pursuant thereto or by reason of the order or direction of any administrator, controller or board, or any governmental department or officer or other authority, or by reason of not being able to obtain any permission or authority required thereby, or by reason of any other cause beyond its control whether of the foregoing character or not, the Landlord may extend the time for fulfilment of such obligation by a time equal to the duration of such delay or restriction, and the Tenant will not be entitled to compensation for any inconvenience, nuisance or discomfort or damage thereby occasioned, and will not be entitled to terminate this Lease.

12.5 Joint and Several Liability.

If the Tenant is more than one person, all covenants, liabilities and obligations of the Tenant set out in this Lease are joint and several.

12.6 Continuation of Obligations.

This Lease and the obligations of the Tenant under it will continue in full force and effect notwithstanding any change in the person or persons comprising the Landlord.

12.7 Assignment by Landlord.

If there is a sale, lease or other disposition by the Landlord of the Complex or any part thereof, or the assignment by the Landlord of this Lease or any interest of the Landlord hereunder, and to the extent that the purchaser or assignee assumes the covenants and obligations of the Landlord hereunder, the Landlord will, thereupon and without further agreement, be relieved of all further liability with respect to its covenants and obligations.

12.8 Registration of Lease.

The Landlord will not be obligated to execute or deliver this Lease in form registrable under the Land Title Act (British Columbia) or any other statute and the Tenant will not register this Lease or any claim based thereon; provided, however, that the Tenant may, at its sole expense, register a short form of this lease in a form acceptable to the Landlord, acting reasonably, and which does not disclose the financial terms hereof. All costs and expenses in connection with such registration and any plans required for registration will be paid by the Tenant.

12.1 Schedules.

The Schedules attached to this Lease are hereby incorporated and form part of this Lease.

ARTICLE 13

INTERPRETATION

13.1 Interpretation.

The parties agree that:

(a)	This Lease will be construed in accordance with, and governed by, the laws of British Columbia.

(b)	All of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate provision hereof.

(c)

If any provision or provisions of this Lease is found to be illegal or not enforceable it or they will be considered separate and severable from this Lease and its remaining provisions will remain in force and be binding upon the parties hereto as though the said provision or provisions had never been included.

(d)	Time is of the essence of this Lease.

(e)

The headings of the Articles and Sections in this Lease are inserted for convenience only and in no way define, limit, construe or describe the scope or intent of such Articles or Sections nor in any way affect this Lease.

(f)	This Lease will extend to, be binding upon and enure to the benefit of the Landlord and the Tenant and their respective heirs, executors, administrators, successors and permitted assigns.

(g)

This Lease sets out the entire agreement between the parties with respect to the subject matter of this Lease and will not be modified, amended or waived except by an instrument in writing duly executed and delivered by the parties or by their successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Lease as of the day and year first above written.

By the Landlord:		By the Tenant:

By:	/s/ Marvin Haasen	By:	/s/ Mitchell Scott
	Authorized Signatory		Authorized Signatory

By:		By:	/s/ Kamini Hitkari
	Authorized Signatory		Authorized Signatory

SCHEDULE A

PLAN OF PREMISES

RUPERT I

[Omitted pursuant to Instruction 19 of Form 20-F]

RUPERT II

[Omitted pursuant to Instruction 19 of Form 20-F]

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SCHEDULE B

DEFINITIONS

(a)	“Additional Rent” means all sums, other than Annual Basic Rent, payable by the Tenant to the Landlord under this Lease, whether or not designated as Additional Rent;

(b)	“Annual Basic Rent” means the annual basic rent set out in Section 1.1(f);

(c)	“Beneficial Owner” means MPW Properties Partnership on behalf of the Bare Trustees; Vanac Development Corp and Madison Development Corp.;

(d)	“Building” means all buildings and improvements erected or to be erected on the Land;

(e)	“Commencement Date” means the date set out in Section 1.1(e);

(f)	“Complex” means the Land and the Building;

(g)

“Floor Area” means the area (expressed in square feet) of any rentable area in the Complex measured from the exterior of all exterior walls, doors and windows and from the centre line of all internal walls separating any premises from adjoining premises, all without deduction for columns or projections necessary to the Building;

(h)

“Goods and Services Tax” means all sales, goods and services, value-added or other taxes assessed or imposed on the Tenant or the Landlord, whether or not in existence on the Commencement Date, in respect of the Rent payable to the Landlord by the Tenant under this Lease, the rental of the Premises by the Landlord to the Tenant or the provision of any goods, services or utilities whatsoever by the Landlord to the Tenant under this Lease;

(i)

“Gross Leasable Area” means, whether referring to the whole Building or any portion thereof, the total, from time to time, of the Floor Area of all leasable premises in the Complex or in such portion, including the Premises, as the case may be;

(j)

“Hazardous Substance” means any contaminant, pollutant, dangerous or potentially dangerous or noxious or toxic substance, hazardous waste, flammable or explosive or radioactive material, urea formaldehyde foam insulation, asbestos, PCBs and substances or any other materials declared or defined to be hazardous, toxic, contaminants or pollutants, or which at any time during the Term are regulated as a threat or are capable of posing a threat to public health or the environment under or pursuant to, any applicable laws, regulations, requirements or guidelines in British Columbia, including any applicable laws, regulations, requirements or guidelines of the Government of Canada, the Government of British Columbia or the City of Vancouver or of any other lawful governmental authority having jurisdiction;

(k)	“Land” means the lands legally described as Parcel Identifier: 007-998-953 and 007-999-011 and a portion of 007-999-054.

(l)	“Landlord’s Mortgagees” means the mortgagees, debenture holders and trustees on behalf of a mortgagee holding Mortgages;

(m)

“Lease Year” means, in the case of the first Lease Year, the period beginning on the Commencement Date and ending 12 months from the last day of the calendar month in which the Commencement Date occurs (except that if the Commencement Date occurs on the first day of a calendar month, the first Lease Year will terminate on the day prior to the first anniversary of the Commencement Date) and, in the case of each subsequent Lease Year, will mean each 12 month period after the first Lease Year;

(n)	“Mortgages” has the meaning set out in Section 8.3;

(o)

“Operating Costs” means all costs and expenses incurred by the Landlord in the operation, maintenance, repair and replacement of the Complex in each Lease Year, including without limitation, the cost of providing cleaning, garbage removal, supervisory and maintenance services; the cost of hot and cold water, electricity, telephone and other utilities and services in respect of the common areas of the Complex; the cost of heating, cooling and ventilating all space both rentable and non-rentable; the cost of providing janitorial service (if any); the cost of all repairs and replacements to the Complex; the cost of snow clearance, security and supervision, the cost of repairing and restriping parking areas and roadways; the cost of landscaping and maintaining any landscaped areas on the Complex; the cost of all insurance maintained by the Landlord in respect of the Complex or any part thereof; accounting costs incurred in connection with maintenance and operation including computations required for the imposition of charges to tenants and audit charges for the reporting of charges hereunder; the amount of that portion of salaries, wages and fringe benefits paid to employees which is attributable to the operation and maintenance of the Complex and amounts paid to independent contractors for any services in connection with such operation and maintenance; and depreciation on all fixtures, equipment and

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facilities which require periodic replacement at rates determined by the Landlord in accordance with generally accepted accounting principles.

Notwithstanding the foregoing, the following costs will be excluded from Operating Costs:

(i)	payments of principal and interest under any mortgages on the Complex and any costs associated with any further mortgages or refinancing of the Complex;

(ii)

corporate, income, profits or excess profit taxes assessed on the income of the Landlord and any other taxes assessed or levied on the Landlord, including any corporation capital tax payable by the Landlord;

(iii)	real estate commissions in connection with the sale of the Complex or parts thereof and leasing commissions with respect to leases of any part of the Complex;

(iv)	costs associated with structural repairs and replacements, being repairs and replacements in respect of the Roof (excluding roof membrane), foundations, sub-floors and outer walls of the Building; and

(v)

costs which are considered to be capital expenses in accordance with generally accepted accounting principles. For greater clarity, in no event will the Landlord charge the Tenant depreciation, amortization or interest in respect of a capital expense, except that the Landlord may charge depreciation in respect of any costs incurred by the Landlord in connection with the replacement of the heating, ventilation and air-conditioning equipment exclusively serving the Premises;

and the following recoveries will be deducted from Operating Costs:

(vi)	any loss or damage to all or any part of the Complex or personal injury for which the Landlord is insured under the terms of this Lease, to the extent of the insurance proceeds actually received;

(vii)	costs which are recovered by the Landlord by claiming under any existing warranties in favour of the Landlord.

(p)	“Premises” means the premises set out in Schedule A and having the Floor Area set out in Section 1.1(c);

(q)

“Proportionate Share” means the proportion that the Floor Area of the Premises bears to the Gross Leasable Area of all premises within the Complex designated for lease to tenants, whether leased or not, and expressed as a percentage in Section 1.1(h);

(r)	“Rent” means, collectively, Annual Basic Rent and Additional Rent;

(s)	“Roof” means the roof of the Building including the roof membrane, insulation and deck and all structural components of the roof;

(t)

“Taxes” means the total of all taxes, local improvements or similar rates, duties, assessments and/or charges, municipal realty taxes, water taxes, school taxes, or any other taxes, rates, duties, assessments both general or special or any rate, duty, assessment, charge or tax levied, charged or assessed in lieu thereof now or at any time hereafter levied or imposed upon or in respect of the Complex or any part thereof and capital taxes payable by the Landlord based in whole or in part on the capital employed by the Landlord in the Complex, by any governmental authority whether federal, provincial, municipal or otherwise, together with all costs and expenses (including legal and other professional fees and interest and penalties on deferred payments) incurred by the Landlord in good faith contesting or appealing any such taxes, levies, rates, assessments or charges levied in lieu thereof, but excluding Tenant’s Taxes;

(u)

“Tenant’s Taxes” means all taxes, license and permit fees, rates, duties and assessments imposed or levied by any lawful authority covering any period during the Term and any renewal thereof and relating to or in respect of the business of the Tenant or relating to or in respect of personal property and all business and trade fixtures, machinery and equipment, cabinet work, furniture and movable partitions owned or installed by the Tenant at the expense of the Tenant or being the property of the Tenant, or relating to or in respect of improvements to the Premises built, made or installed by the Tenant, on behalf of the Tenant or at the Tenant’s request whether any such taxes are payable by law by the Tenant or by the Landlord and whether such taxes are included by the taxing authority in the taxes, licenses, rates, duties and assessments imposed or levied on or with respect to the Premises and Goods and Services Tax; and

(v)	“Term” means the term of this Lease set out in Section 1.1(d), commencing on the Commencement Date.

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SCHEDULE C

SPECIAL PROVISIONS

1.	Option to Extend

If the Tenant performs all the Tenant’s covenants and is not in default under any of the terms of this Lease then the Tenant, on giving written notice to the Landlord not earlier than twelve (12) months, and not later than nine

(9) months prior to the last day of the Term, will have the right to extend the Term of this Lease for two (2) further periods of five (5) years upon the same terms and conditions as contained in this Lease, except the Annual Basic Rent, any free rent periods, leasehold improvement allowances or other inducements and this option to extend. The extension term will commence on the day immediately succeeding the last day of the Term and will end at midnight on the day immediately preceding the 5th anniversary of the first day of the extension term, unless sooner terminated in accordance with the provisions of this Lease. The Annual Basic Rent during the extension terms will be at the then current market rental rate for the Premises including all leasehold improvements thereto, provided that the Tenant will not be entitled to, nor will the Annual Basic Rent be reduced to take account of, any cash payment, leasehold improvement allowance, rent free period or other inducement, and provided further that in no event will the Annual Basic Rent payable during each year of the extension term be less than the amount paid by the Tenant during the last year of the Term. Failing agreement by the parties on such current market rental rate by six (6) months before the expiry of the Term, the current market rental rate will be determined by arbitration, based on the criteria set out above, by one arbitrator under the Arbitration Act (British Columbia), and amendments thereto, or any like statute in effect from time to time, and the decision of such arbitrator will be final and binding upon the parties. The costs of the arbitration will be borne equally by the parties. Except as otherwise provided for herein, the provisions of the Arbitration Act will apply. Until the Annual Basic Rent has been determined as provided, the Tenant will continue to pay the monthly instalments of Annual Basic Rent payable before the commencement of the extension term and, upon the determination being made, the Tenant will make the appropriate adjustment payment, if any, to the Landlord together with interest thereon from the commencement of the extension term until the date of payment at the prime rate of interest declared to the Landlord by the main branch in Vancouver, British Columbia of Canadian Imperial Bank of Commerce, at 12:00 noon on each day, as the annual rate of interest used by such bank as a reference rate for commercial loans in Canadian dollars and commonly referred to by such bank as its “prime rate” plus 2% per annum.

2.	Free Basic Rent:

The Tenant shall have a Basic Free Rent period of Two (2) months from the Commencement Date for 2758,2762, 2768 Rupert and 2774, 2788 Rupert. During this period the Tenant shall pay to the landlord its Proportionate Share of Operating Costs and Property Taxes and any separate utilities and/or operating costs directly attributable to the Leased Premises.

The Tenant shall have a Basic Free Rent period of Three (3) months from the Commencement Date for 2748 Rupert. During this period the Tenant shall pay to the landlord its Proportionate Share of Operating Costs and Property Taxes and any separate utilities and/or operating costs directly attributable to the Leased Premises.

3.	Tenant Allowance

The Landlord shall pay the Tenant an allowance of $331,695.00 (plus GST). The Allowance shall be paid to the Tenant upon the last of the following to occur:

a)	Receipt by the Landlord from the Tenant of paid invoices from the Tenant’s contractor(s) for leasehold improvements provided to the Premises;

b)	Completion of the Tenant’s leasehold improvement work;

c)	Receipt by the Landlord of a copy of the Lease duly executed by the Tenant;

d)	Occupancy and other finaled permits for the Premises obtained by the Tenant and the Tenant not being in default of the terms and conditions of this Lease.

e)

Receipt by the Landlord from the Tenant a statutory declaration as to the non-existence of any claims of builders’ liens against the Premises and no such liens having been filed as a result of the Tenant’s improvements.

4.	Parking

The Tenant shall be provided, at no cost to the Tenant, 60 non -transferable parking passes for staff parking on the Lands, a designated area will be provided for visitor parking for all tenants at no additional charge. Additional parking passes can be obtained if available and would be charged at $55 per month plus applicable taxes.

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5.	Pylon Sign

The Tenant will have the right to have a panel on the pylon sign panel. The Tenant will pay the Landlord $300 per month for signage rental for the first year of the Lease Term. Signage rental is subject to increases for additional area of display and annual adjustments.

6.	Fixturing Period

The Tenant will be granted a three (3) month fixturing period from the Possession Date . This will vary by area in accordance with the chart included in this Article. No Basic Rent, Operating Expenses or Property Taxes shall be payable by the Tenant during this period. The Tenant will remain responsible for utilities costs. Should the Landlord be delayed in obtaining vacant possession from the previous tenant that results in a delay to the Possession Date, the Commencement Date will be adjusted by an equal number of days of the delay.

Unit	Area	Possession Date	Commencement Date

2748 Rupert	6,339 Square Feet	March 1, 2021	June 1, 2021

2758/2762/2768 Rupert*	25,314 Square Feet	January 11, 2021	April 12, 2021

2774/2788 Rupert – Phase I*	8880 Square Feet	January 11, 2021	April 12, 2021

2774/2788 Rupert – Phase II*	3,066 Square Feet	February 16, 2021	May 16, 2021

*

For the purposes of Rent Steps, Lease Anniversary calculations, Lease Expiration and Notice Provisions the Lease Commencement Date for all areas will be June 1, 2021. The Landlord will prepare a rent statement on a per diem basis for all amounts owing by the Tenant for occupancy after the expiration of the Fixturing Period of any spaces prior to June 1, 2021.

7.	Early Termination Clause

The Landlord will have the right, at any time after the 78th month of the Term including any further extension or renewal thereof, to terminate this Lease on 18 months’ written notice (the “Termination Notice”) to the Tenant, for any reason. For clarity the Termination cannot be effective sooner than the end of 96th month from the Commencement Date.

The Tenant estimates that it will spend up to $2,500,000 to complete the improvements described below (the “Tenant Improvements”). The actual bona fide, out-of-pocket third party costs incurred by the Tenant in order to complete the Tenant Improvements are referred to herein as the “Tenant Costs” and for purposes of this section will be capped at $2,500,000 and will be amortized over 10 years on a straight line basis.

In the event the Landlord exercises its right to terminate the Lease pursuant to this Section and the Lease terminates effective after the end of the seventh lease year, the Landlord will reimburse the Tenant an amount equal to the unamortized Tenant Costs in the year in which the Lease terminates multiplied by the percentage set out across from such year in the table below:

Lease Year in Which Termination Date Occurs	Percentage of Unamortized TI Costs
8	30%
9	20%
10	10%

Within 30 days of opening for business, the Tenant will provide to the Landlord documentation and receipts that confirm the actual amount of the Tenant Costs and evidence that such costs have been paid. The Tenant acknowledges and agrees that in no event will more than $2,500,000 of Tenant Costs be amortized pursuant to this section in order to calculate any amount to be reimbursed by the Landlord to the Tenant. For greater certainty, in the event the Tenant Costs are less than $2,500,000, the lesser amount will be used for purposes of such calculation.

Tenant Improvements:

[***]

8.	Equipment List

[***]

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SCHEDULE D

RULES AND REGULATIONS

1.

The Tenant will not burn trash or garbage in or about the Premises or Land. The Tenant will keep the Premises free of rubbish and debris, will provide sufficient receptacles for waste and, if applicable, will leave desks, counter tops and like furniture clear for janitorial service. All garbage, refuse, cartons, packing material and debris will be placed in the type of container and will be left in a place for collection, specified by the Landlord.

2.	Plumbing fixtures and facilities will not be used for any purpose other than that for which they were constructed and no foreign substances of any kind will be thrown therein.

3.

The Tenant will use, at the Tenant’s cost, such pest, rodent, bug and vermin exterminator as the Landlord may direct and at such intervals as the Landlord may require provided however that such pest, rodent, bug and vermin exterminator shall, whenever possible, be accredited by the British Columbia SPCA’s AnimalKind progam and use only such methods as are generally considered to be humane. The Tenant will notify the Landlord immediately of any such problem.

4.	The Tenant will not permit any objectionable odours to be produced upon or emanate from the Premises.

5.	At end of the Term, the Tenant will return to the Landlord all keys or access cards related to the Premises.

6.	The Tenant will not mark, paint, drill into or in any way deface the Premises or the Building of which they form a part, without the prior written consent of the Landlord.

7.	The Tenant will, if applicable, keep any display windows well lighted during normal business hours.

8.

The Tenant will not install or attach anything to the outside walls, windows or entrances of the Premises except such signs as may be permitted by the Lease. The Tenant will not paint such outside walls.

9.	No loudspeakers, televisions, radios, phonographs or other sound devices will be used in a manner so as to be seen or heard outside the Premises.

10.

The Tenant will not keep or display any merchandise or advertising on the common areas of the Complex, conduct business on such common areas, obstruct or injure such common areas or distribute any handbills or other advertising matter in automobiles parked on the Land.

11.	The Tenant will, upon written notice from the Landlord, within five (5) days, furnish the Landlord with the current Provincial license numbers of any vehicles owned or used by employees of the Tenant.

12.	All entrance doors in the Premises will be left locked by the Tenant when the Premises are not in use.

13.	The Tenant will not perform any acts or carry on any practice which may injure the Complex or be a nuisance to any other tenants.

14.

Any hand trucks, carryalls or similar appliances used for delivery or receipt of merchandise or equipment will be equipped with rubber tires, and such other safeguards as the Landlord reasonably requires.

15.	Floors will not be overloaded. Warehouse floor loading will not exceed the maximum load permitted by the Building specifications, namely 300 pounds per square foot.

16.	The Tenant will, under no circumstances, store any items, materials or pallets outside of its Premises. Cost of removing such items will be borne solely by the Tenant.

17.

Freight, furniture, business equipment, merchandise and bulky matter will be ordinarily delivered to and removed from the Premises only in elevators designated by the Landlord for freight use and through service entrances and corridors.

18.	Canvassing, soliciting and peddling in the Complex is prohibited and the Tenant will cooperate to prevent same.

19.	Tenants shall not allow pets into the Premises or onto the Lands.

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